Calculation of Filing Fee Tables
S-8
UFP INDUSTRIES INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	457(a)	750,000	$ 96.02	$ 72,015,000.00	0.0001531	$ 11,025.50
Total Offering Amounts:						$ 72,015,000.00		$ 11,025.50
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 11,025.50
Offering Note
[1]	Represents an additional 750,000 shares of common stock authorized for issuance under the Plan. In addition, pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of common stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan. For the purpose of computing the registration fee only, the price shown is based upon the price of $96.02 per share, the average of the high and low prices for the Company's common stock as reported in the Nasdaq Global Select Market on Monday, June 16, 2025, in accordance with Rule 457(c) and (h)(1).